UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 13, 2011

OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Arkansas Rate Case Settlement

As previously disclosed, Oklahoma Gas and Electric Company (“OG&E”), a wholly-owned subsidiary of OGE Energy Corp., filed a rate case with the Arkansas Public Service Commission (“APSC”) on September 28, 2010 requesting a rate increase of $17.7 million, to recover the cost of significant electric system expansions and upgrades, including high-voltage transmission lines, that have been completed since the last rate filing in August 2008, as well as increased operating costs. OG&E also sought recovery, through a rider, of the Arkansas jurisdictional portion of (i) costs associated with transmission upgrades and facilities that have been approved by the Southwest Power Pool (“SPP”) in its regional planning processes and constructed by other non-OG&E transmission owners throughout the SPP that have been allocated to OG&E through the Federal Energy Regulatory Commission approved transmission rates and (ii) SPP administrative fees.

On May 13, 2011, OG&E reached a settlement agreement with all the parties in the case.  The settlement agreement, which is subject to approval by the APSC, contains, among others, the following terms:

•
The recovery of and a return on significant electric system expansions and upgrades, including high-voltage transmission lines, as well as increased operating costs, totaling $8.8 million annually that would become effective for bills rendered as soon as possible after an APSC order approving the settlement agreement, which is requested to be no later than the first billing cycle in July 2011;

•
Authorization for OG&E to begin recovering the cost of third-party transmission charges and SPP administrative fees of $1.0 million annually through a rider mechanism that would be effective for bills rendered as soon as possible after an APSC order approving the settlement agreement, which is requested to be no later than the first billing cycle in July 2011 and which would remain in effect until new rates are implemented after OG&E’s next general rate case; and

•	OG&E would be allowed to defer certain expenses associated with a customer education program in an amount not to exceed $0.3 million per year for a maximum of two years.

For additional information on the terms of the settlement, see the Settlement Agreement, which is filed as Exhibit 99.01 in OGE Energy’s Form 8-K filed May 19, 2011, and is incorporated herein by reference.

Opacity Consent Decree with Oklahoma Department of Environmental Quality

On May 17, 2011, OGE Energy Corp. and OG&E (collectively referred to herein as the “Company”) entered into a Consent Order with the Oklahoma Department of Environmental Quality (“ODEQ”) related to alleged violations of Federal and state opacity standards from 2005 to present at OG&E’s Muskogee and Sooner generating stations (the “Consent Order”).  As previously disclosed, the Company and the ODEQ have been engaging in discussions about these alleged opacity violations for several years.  The Consent Order requires the Company to reach certain milestones with regard to the overall amount of time when opacity exceeds certain amounts. Beginning January 1, 2015, the Consent Order requires each unit at OG&E’s Muskogee and Sooner generating stations to have a rolling annual average of the time that opacity emissions are in excess of 20 percent to a level equal to or below one percent of the total time in a measurement period.  The Company agreed to implement two specific projects and other measures as necessary to achieve the milestones established in the Consent Order.

These projects and other measures are not expected to involve significant capital or ongoing operating expenses.  The Company also agreed to pay a stipulated cash penalty of $150,000 and agreed to contribute another $150,000 to an ODEQ environmental fund for assisting small Oklahoma communities with their drinking water and wastewater treatment systems.  The Company entered into the Consent Order without admitting or denying the allegations made by the ODEQ.   The Consent Order is subject to court approval. Although the ODEQ has initiated the necessary legal action against the Company in state court to facilitate the requisite court approval of the Consent Order, there can be no assurance when or if such approval will be obtained.

As previously reported, on March 18, 2011, the Gulf Coast Environmental Labor Coalition (“GCELC”) gave notice pursuant to the citizen suit provision of the Federal Clean Air Act that it intended to file a lawsuit against the Company seeking both injunctive relief to enjoin excess opacity emissions from OG&E’s Muskogee and Sooner generating stations and the assessment of civil penalties for alleged past violations of the applicable opacity limits.  The Company anticipates that, because the Consent Order addresses the same alleged violations, the legal action by the ODEQ will prevent the GCELC from filing the lawsuit against the Company, although the GCELC may intervene in the ODEQ lawsuit.  Neither the ODEQ action against the Company in state court nor the Consent Order preclude the U.S. Environmental Protection Agency (“EPA”) from seeking additional relief in connection with the allegations of opacity emissions not in accordance with applicable new source performance standards that are contained in the previously disclosed notice of violation issued to the Company on April 26, 2011.  The EPA has not indicated if it will seek any additional relief related to those allegations.

Amendments to OG&E Certificate of Incorporation and Bylaws

On May 19, 2011, the Board of Directors of OG&E amended OG&E’s certificate of incorporation and by-laws, among other things, to declassify the board of directors and provide for the annual election of directors and to remove outdated references to preferred stock that is no longer outstanding.  Certain other updating changes were also made. A copy of the restated certificate of incorporation and by-laws as amended are attached as Exhibits 3.01 and 3.02, respectively.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

3.01	Oklahoma Gas and Electric Company Restated Certificate of Incorporation.
3.02	Oklahoma Gas and Electric Company Amended By-laws dated May 19, 2011.
99.01	Copy of Settlement Agreement dated May 13, 2011. (Filed as Exhibit 99.01 to OGE Energy’s Form 8-K filed May 19, 2011 (File No. 1-12579) and incorporated by reference herein)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

May 19, 2011